Medifast, Inc. Announces Second Quarter 2018 Financial Results

Second Quarter Revenue Increased 55% and EPS Increased 84%

Record Financial Results Exceed Second Quarter Guidance

Raises Fiscal Year 2018 Outlook

BALTIMORE, Md., Aug. 2, 2018 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading manufacturer and distributor of clinically proven, healthy living products and programs, today reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights:

  Revenue of $117.3 million, an increase of 54.9% year-over-year
  Active earning Coaches of 19,700, an increase of 45.9% year-over-year
  Net income of $14.1 million, an increase of 86.4% year-over-year
  Earnings per diluted share ("EPS") of $1.16, an increase of 84.1% year-over-year

"We are pleased to report a further acceleration in the business momentum we reported in the first quarter of the year, resulting in record revenues and profitability that exceeded our expectations," commented Dan Chard, Medifast's Chief Executive Officer. "The accelerating growth rate is an indication of the energy behind our integrated coach model tied to our powerful mission and a repeatable business rhythm capable of delivering long-term sustainable growth. We are confident that we are well positioned for future growth and, based on these strong operational and financial results as well as our positive outlook for the remainder of the year, we are pleased to be able to raise our annual guidance once again this year."

Second Quarter 2018 Results

For the second quarter of 2018, revenue increased 54.9% to $117.3 million from revenue of $75.7 million for the second quarter last year. OPTAVIA-branded products represented 64% of consumable units sold for the second quarter of 2018 compared to 30% for the second quarter of last year. The total number of active earning Coaches for the second quarter of 2018 increased to 19,700, compared to 13,500 for the second quarter of 2017. The average revenue per active earning Coach for the second quarter of 2018 increased 16.1% to $5,474 compared to $4,713 for the second quarter last year.

Gross profit for the second quarter of 2018 increased to $88.8 million from $57.6 million for the second quarter of 2017. The Company's gross profit as a percentage of revenue decreased 40 basis points to 75.7% from 76.1% for the second quarter last year. The decrease in gross margin percentage was a result of an acceleration in the number of new clients which increased the proportion of clients receiving a first-order discount.

Selling, general and administrative expenses ("SG&A") increased $25.4 million to $71.7 million compared to $46.3 million for the second quarter of 2017, primarily as a result of higher commission expense resulting from higher product sales. SG&A as a percentage of revenue was flat compared to the second quarter last year.

Operating income increased $5.8 million to $17.1 million from $11.3 million for the second quarter of 2017 primarily as a result of increased gross profit, partially offset by increased SG&A expenses. Operating income as a percentage of revenue decreased 30 basis points to 14.6% compared to 14.9% in the second quarter of 2017.

The second quarter 2018 effective tax rate was 19.8%, compared to 33.8% for the second quarter of 2017. This decrease was primarily a result of the decrease in the Federal statutory rate pursuant to the Tax Cuts & Jobs Act as well as the discrete accounting for taxes associated with share-based compensation. The decrease in the effective rate was partially offset by 1.9% due to the elimination of the Domestic Manufacturer Deduction. Excluding the discrete accounting for taxes associated with share-based compensation, the second quarter effective tax rate would have been 22.0%.

Net income for the second quarter of 2018 was $14.1 million, or $1.16 per diluted share, based on approximately 12.2 million shares outstanding. Second quarter 2017 net income was $7.6 million, or $0.63 per diluted share based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $102.9 million and working capital of $81.6 million as of June 30, 2018. Cash, cash equivalents, and investment securities increased $4.5 million to $103.3 million as of June 30, 2018 compared to $98.8 million at December 31, 2017. The Company remains free of interest bearing debt.

The Company declared a quarterly cash dividend of $5.8 million, or $0.48 per share, during the second quarter of 2018. The Company spent $20.0 million on the repurchase of approximately 119,000 shares of common stock in the second quarter and has approximately 729,000 shares remaining on its repurchase authorization as of June 30, 2018.

Adoption of Accounting Standard Update 2014-09, Revenue from Contracts with Customers ("ASC 606")

As announced in the first quarter of 2018, the Company adopted ASC 606 on a modified retrospective basis. As a result, the Company did not restate financial information for the three months ending June 30, 2017. The results of ASU 606 primarily impact the Company's timing of revenue recognition for product shipments, as product revenue will be recognized upon customer receipt in lieu of at the time of shipment.

The following are the impacts to the financial results for the three months ended June 30, 2018 from the implementation of ASC 606. For the quarter ended June 30, 2018, revenue decreased $2.3 million, or 1.9%, which resulted in gross profit decreasing $1.9 million, or 2.0%. Reported gross profit as a percentage of revenue decreased 10 basis points to 75.7% from 75.8%. Income from operations was negatively impacted by $1.0 million, or 5.5%, resulting in decreased net income and diluted earnings per share of $0.8 million, or $0.06 per share, respectively.

As of June 30, 2018, working capital decreased $3.1 million and stockholders' equity decreased $2.4 million as a result of the impact ASC 606.

Outlook

The Company expects third quarter revenue to be in the range of $120.0 million to $125.0 million and earnings per diluted share to be in the range of $1.05 to $1.10. The Company is raising its guidance for the full year 2018, expecting revenue of $460 million to $470 million and earnings per diluted share of $4.35 to $4.45. This compares to the Company's previous annual guidance for revenue of $385 million to $395 million and earnings per diluted share of $3.55 to $3.65. The full year 2018 earnings guidance assumes a 21% to 23% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Thursday, August 2, 2018 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through August 16, 2018. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, August 2, 2018, through August 9, 2018. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10122455.

About Medifast®:

Medifast (NYSE: MED) is a leading manufacturer and distributor of clinically proven, healthy living products and programs. The brand has been recommended by more than 20,000 doctors since its founding. Its integrated coach model offers the world optimal health by leveraging nearly 40 years of experience from medical, franchise, e-commerce, and direct selling channels. Medifast and its community of independent OPTAVIA Coaches embrace the future of wellness with a shared vision to offer the world lifelong transformation, one healthy habit at a time™. OPTAVIA is represented by a community of more than 19,000 OPTAVIA Coaches who teach Clients healthy habits, while offering support and guidance on their transformation journey. In 2018, Medifast announced it will expand into the Asia-Pacific markets of Hong Kong and Singapore in 2019 with its integrated coach model. Medifast is traded on the New York Stock Exchange and was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts & dividend data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue	$117,324	$75,729	$215,920	$146,351
Cost of sales	28,525	18,118	52,313	35,848
Gross profit	88,799	57,611	163,607	110,503

Selling, general, and administrative	71,689	46,301	131,814	90,584

Income from operations	17,110	11,310	31,793	19,919

Other income (expense)
Interest income, net	330	141	579	204
Other income (expense)	179	(3)	178	36
	509	138	757	240

Income from operations before income taxes	17,619	11,448	32,550	20,159

Provision for income taxes	3,486	3,864	6,195	6,430

Net income	$14,133	$7,584	$26,355	$13,729

Earnings per share - basic	$1.17	$0.64	$2.19	$1.15

Earnings per share - diluted	$1.16	$0.63	$2.17	$1.14

Weighted average shares outstanding -
Basic	12,037	11,929	12,032	11,915
Diluted	12,174	12,056	12,129	12,044

Cash dividends declared per share	$0.48	$0.32	$0.96	$0.64

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except par value)

	June 30,	December 31,
	2018	2017

ASSETS
Current Assets
Cash and cash equivalents	$81,076	$75,077
Accounts receivable-net of doubtful accounts of $162 at June 30, 2018 and
allowance for sales returns and doubtful accounts of $597 at December 31, 2017	934	576
Inventory	26,900	19,328
Investment securities	22,245	23,757
Income taxes, prepaid	-	2,272
Prepaid expenses and other current assets	3,936	4,188
Total current assets	135,091	125,198

Property, plant and equipment - net	18,220	18,611
Other assets	1,649	2,120
Deferred tax assets	1,347	-

TOTAL ASSETS	$156,307	$145,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$53,444	$37,140
Total current liabilities	53,444	37,140

Deferred tax liabilities	-	208
Total liabilities	53,444	37,348

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,141 and 12,103 issued and 11,951 and 11,971 outstanding
at June 30, 2018 and December 31, 2017, respectively	12	12
Additional paid-in capital	7,199	4,967
Accumulated other comprehensive loss	(219)	(160)
Retained earnings	116,617	103,762
Less: Treasury stock at cost, 128 shares at June 30, 2018	(20,746)	-
Total stockholders' equity	102,863	108,581

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$156,307	$145,929

As required by ASC 606, the impact of the adoption of the new revenue standard on our Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets was as follows (in thousands):

	Three months ended June 30, 2018			Six months ended June 30, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change	As Reported	Balances without adoption of ASC 606	Effect of Change

Revenue	$117,324	$119,606	$(2,282)	$215,920	$216,860	$(940)
Cost of sales	28,525	28,952	427	52,313	52,473	160
Gross profit	88,799	90,654	(1,855)	163,607	164,387	(780)

Selling, general, and administrative	71,689	72,554	865	131,814	132,077	263

Income from operations	17,110	18,100	(990)	31,793	32,310	(517)

Other income (expense)
Interest income, net	330	330	-	579	579	-
Other income (expense)	179	179	-	178	178	-
	509	509	-	757	757	-

Income from operations before income taxes	17,619	18,609	(990)	32,550	33,067	(517)

Provision for income taxes	3,486	3,696	210	6,195	6,304	109

Net income	$14,133	$14,913	$(780)	$26,355	$26,763	$(408)

Earnings per share - basic	$1.17	$1.24	$(0.07)	$2.19	$2.22	$(0.03)

Earnings per share - diluted	$1.16	$1.22	$(0.06)	$2.17	$2.21	$(0.04)

Weighted average shares outstanding -
Basic	12,037	12,037		12,032	12,032
Diluted	12,174	12,174		12,129	12,129

	June 30, 2018
	As Reported	Balances without adoption of ASC 606	Effect of Change

ASSETS
Accounts receivable, net	$934	$189	$745
Inventory	26,900	25,865	1,035
Prepaid expenses and other current assets	3,936	3,805	131
Deferred tax assets	1,347	695	652

LIABILITIES
Accounts payable and accrued expenses	53,444	48,455	4,989

STOCKHOLDERS' EQUITY
Retained earnings	116,617	119,043	(2,426)

CONTACT: Investor Contact: ICR, Inc., Katie Turner, (646) 277-1228